EXHIBIT 3.1(a)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGACEPT, INC.

Pursuant to Section 242 and Section 245 of the General Corporation Law of Delaware (the “DGCL”), the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, as amended, and does hereby certify as follows.

1. The name of the corporation is Targacept, Inc. The corporation’s original Certificate of Incorporation was filed on March 7, 1997, an Amended and Restated Certificate of Incorporation was filed on August 22, 2000 and a Certificate of Amendment was filed on January 2, 2001.

2. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

3. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245(c) of the DGCL and will be effective upon filing.

IN WITNESS WHEREOF, said Targacept, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested by its Secretary, this 26th day of November, 2002.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy

J. Donald deBethizy President and Chief Executive Officer

ATTEST:

By:	/s/ Alan A. Musso

Alan A. Musso, Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGACEPT, INC.

FIRST: The name of the corporation (hereinafter called the “corporation”) is Targacept, Inc.

SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware, is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of the State of Delaware.

FOURTH: The corporation is authorized to issue shares of stock as follows:

A. The number of shares that the corporation is authorized to issue is One Hundred Twenty-Four Million, Three Hundred Thirty-One Thousand, Seven Hundred and Forty Seven (124,331,747), of which: (1) Seventy-Five Million (75,000,000) shares shall be designated as Common Stock, $0.001 par value per share (“Common Stock”); and (2) Forty Nine Million, Three Hundred Thirty-One Thousand, Seven Hundred and Forty-Seven (49,331,747) shares shall be designated as Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the Preferred Stock, (i) Five Million (5,000,000) shares shall be designated Series A Convertible Preferred Stock (“Series A Preferred”), (ii) Six Million, Five Hundred Sixty-Seven Thousand, Five Hundred Sixty-Seven (6,567,567) shares shall be designated Series B Convertible Preferred Stock (“Series B Preferred”) and (iii) Thirty-Seven Million, Seven Hundred Sixty-Four Thousand, One Hundred and Eighty (37,764,180) shares shall be designated Series C Convertible Preferred Stock (“Series C Preferred”). Each of Series A Preferred, Series B Preferred and Series C Preferred may be referred to herein individually as a “Preferred Series.”

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote or written consent or approval of the holders of a majority of the then outstanding shares of the Company’s capital stock entitled to vote, voting together as a single class on an as-converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

B. The preferences, limitations and relative rights relating to the Common Stock and Preferred Stock are as set forth below. Series C Preferred shall rank senior to each other Preferred Series and to the Common Stock with respect to the payment and distribution of dividends (to the extent of the Series C Dividend (as defined in Section 1(a))), in liquidation and, to the extent provided herein, with respect to redemption. Except as expressly provided above, each of the Preferred Series shall rank pari passu with the other Preferred Series with respect to the payment of dividends, in liquidation and with respect to redemption. Unless otherwise indicated, all references to sections or subsections set forth in this Section B of Article FOURTH are deemed to refer to sections or subsections within this Section B of Article FOURTH.

1. Dividends.

(a) The holders of record of the then outstanding shares of Series C Preferred shall be entitled to receive, when, as and if declared by the corporation’s Board of Directors (the “Board”) out of any funds legally available therefor, cumulative dividends (the “Series C Dividend”) at the annual rate (and no more) of 8% of the Series C Original Price (as defined in Section 4(a)(iii)) per share, computed on the basis of a 360-day year and rounded to the nearest whole cent (subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations or reclassifications that result in any change in the number of outstanding shares of Series C Preferred). The accrued but unpaid Series C Dividend, if any, may be declared and paid at any time. The Series C Dividend shall be fully cumulative and, with respect to each share of Series C Preferred, shall accrue (whether or not declared), without interest, daily from the previous anniversary of the date on which such share was issued, except that the first annual dividend shall accrue with respect to each share of Series C Preferred from the date on which such share was issued. No dividends shall be declared or paid with respect to any other class or series of the Corporation’s capital stock unless prior to or contemporaneously therewith, the Board declares and pays the Series C Dividend in full. Notwithstanding anything herein to the contrary, upon any conversion of Series C Preferred pursuant to Section 4, the accrued but unpaid Series C Dividend, if any, shall be forfeited if not yet declared and shall cease to accrue or be payable thereafter.

(b) The holders of record of then outstanding shares of Series A Preferred and Series B Preferred shall not be entitled to receive any fixed, stated or regular dividend, but shall receive such dividends when, as and if declared by the Board out of any funds legally available therefor; provided, that no dividend shall be declared or paid on either the Series A Preferred or the Series B Preferred unless, simultaneously with such declaration or payment, (i) the same dividend per share is declared or paid on both the Series A Preferred and the Series B Preferred and (ii) the same dividend per share is declared or paid on the Series C Preferred and (iii) any accrued but unpaid Series C Dividend is declared and paid in full.

(c) Each holder of then outstanding shares of a Preferred Series shall be entitled to share ratably with the holders of Common Stock in all dividends or other distributions declared and paid on the Common Stock, other than those payable solely in shares of Common Stock (which shall have the effects described in Section 4(e)), on the basis that such holder held, on the record date for such dividend or distribution, the number of shares of Common Stock into which such holder’s shares of Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, would have been convertible on such date upon exercise of the Conversion Rights described in Section 4.

(d) Notwithstanding anything herein to the contrary, so long as any shares of: (i) Series A Preferred or Series B Preferred are outstanding, no dividends or other distributions shall be declared or paid on the Common Stock without the approval of the holders of a majority of the then outstanding shares of Series A Preferred and Series B Preferred, considered together on an as-converted basis; and (ii) Series C Preferred are outstanding, no dividends or other distributions shall be declared or paid on the Common Stock without the approval of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred.

2. Liquidation.

(a) Series C Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary (a “General Liquidation Event”), after payment or provision for payment of the debts and other liabilities and obligations of the corporation as required by law, the holder of each share of Series C Preferred then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Series B Preferred, Series A Preferred or Common Stock, an amount equal to the greater of (A) the Series C Original Price (as defined in Section 4(a)(iii)) per share of Series C Preferred, plus the accrued but unpaid Series C Dividend plus any other previously declared but unpaid dividends thereon to and including the date full payment is tendered to the holders of the Series C Preferred with respect to such General Liquidation Event, or (B) the amount per share of Series C Preferred that would be received by such holder in respect of such General Liquidation Event if all of the corporation’s outstanding shares of Preferred Stock were converted to Common Stock immediately prior to such General Liquidation Event (such greater amount, the “Series C Liquidation Preference”). If the corporation shall at any time or from time to time effect a subdivision of the outstanding Series C Preferred (or declare and pay a dividend thereon payable in additional shares of Series C Preferred), the calculation of Section 2(a)(i)(A) then in effect immediately before that subdivision (or dividend) shall be proportionately decreased; conversely, if the corporation shall at any time or from time to time reduce the outstanding shares of Series C Preferred by combination or reverse stock split, the calculation of Section 2(a)(i)(A) then in effect immediately before the combination shall be proportionately increased. Any such adjustment pursuant to the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is paid.

(ii) Unless the holders of at least sixty-five percent (65%) of then outstanding shares of Series C Preferred otherwise elect, a Fundamental Transaction (as defined in Section 2(a)(iii)) shall be treated as a General Liquidation Event with respect to the Series C Preferred. If a Fundamental Transaction is treated as a General Liquidation Event with respect to the Series C Preferred, the respective holders of Series C Preferred shall have the right to receive, in connection with the closing of the Fundamental Transaction and upon surrender of such holder’s Series C Preferred certificate(s), duly endorsed, at the office of the corporation or of any transfer agent therefor, payment of the Series C Liquidation Preference and, if the Series C Liquidation Preference is the amount calculated pursuant to Section 2(a)(i)(A), the other amounts specified in Section 2(d) (such payment to be in the form of the securities or other consideration issued or paid in the Fundamental Transaction) in lieu of receiving the consideration and other securities and property that it would otherwise receive in the Fundamental Transaction. Upon payment of the Series C Liquidation Preference and the other amounts specified in Section 2(d) (or such amount thereof as may be payable as provided in Section 2(d)(iii)), each share of such Series C Preferred shall thereafter be deemed retired and no longer outstanding.

(iii) “Fundamental Transaction” shall mean the consummation by the corporation of (A) a share exchange, consolidation, merger, reorganization or other similar transaction in which the corporation is a constituent party in which outstanding shares of capital stock of the corporation are exchanged for, or converted into, securities or other consideration issued, or caused to be issued, by another entity (other than a mere reincorporation transaction) or (B) a sale, lease or other disposition of all or substantially all of the assets of the corporation.

(b) Series B Liquidation Preference.

(i) In the event of a General Liquidation Event, after (A) payment or provision for payment of the debts and other liabilities and obligations of the corporation as required by law and (B) payment of the Series C Liquidation Preference in full, the holder of each share of Series B Preferred then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Common Stock and on a pari passu basis with the holders of each share of Series A Preferred then outstanding as provided in Section 2(c), an amount equal to $4.65 per share of Series B Preferred, plus any previously declared but unpaid dividends thereon to and including the date full payment is tendered to the holders of the Series B Preferred with respect to such General Liquidation Event (the “Series B Liquidation Preference”). If the corporation shall at any time or from time to time effect a subdivision of the outstanding Series B Preferred (or declare and pay a dividend thereon payable in additional shares of Series B Preferred), the Series B Liquidation Preference then in effect immediately before that subdivision (or dividend) shall be proportionately decreased; conversely, if the corporation shall at any time or from time to time reduce the outstanding shares of Series B Preferred by combination or reverse stock split, the Series B Liquidation Preference then in effect immediately before the combination shall be proportionately increased. Any such adjustment pursuant to the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is paid.

(ii) Unless the holders of a majority of then outstanding shares of Series B Preferred otherwise elect, a Fundamental Transaction (as defined in Section 2(a)(iii)) shall be treated as a General Liquidation Event with respect to the Series B Preferred. If a Fundamental Transaction is treated as a General Liquidation Event with respect to the Series B Preferred, the respective holders of Series B Preferred shall have the right to receive, in connection with the closing of the Fundamental Transaction and upon surrender of such holder’s Series B Preferred certificate(s), duly endorsed, at the office of the corporation or of any transfer agent therefor, payment of the Series B Liquidation Preference and the other amounts specified in Section 2(d) (such payment to be in the form of the securities or other consideration issued or paid in the Fundamental Transaction) in lieu of receiving the consideration and other securities and property that it would otherwise receive in the Fundamental Transaction; provided, that if the Fundamental Transaction is treated as a General Liquidation Event with respect to the holders of (A) Series A Preferred, payment of the Series B Liquidation Preference shall be on a pari passu basis with the payment of the Series A Liquidation Preference and (B) Series C Preferred, payment of the Series B Liquidation Preference shall be expressly subject to, and conditional on, the prior payment of the Series C Liquidation Preference in full. Upon payment of the Series B Liquidation Preference and the other amounts specified in Section 2(d) (or such amount thereof as may be payable as provided in Section 2(d)(iii)), each share of such Series B Preferred shall thereafter be deemed retired and no longer outstanding.

(c) Series A Liquidation Preference.

(i) In the event of a General Liquidation Event, after (A) payment or provision for payment of the debts and other liabilities and obligations of the corporation as required by law and (B) payment of the Series C Liquidation Preference in full, the holder of each share of Series A Preferred then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Common Stock and on a pari passu basis with the holders of each share of Series B Preferred then outstanding as provided in Section 2(b), an amount equal to $4.65 per share of Series A Preferred, plus any previously declared but unpaid dividends thereon to and including the date full payment is tendered to the holders of the Series A Preferred with respect to such General Liquidation Event (the “Series A Liquidation Preference”). If the corporation shall at any time or from time to time effect a subdivision of the outstanding Series A Preferred (or declare and pay a dividend thereon payable in additional shares of Series A Preferred), the Series A Liquidation Preference then in effect immediately before that subdivision (or dividend) shall be proportionately decreased; conversely, if the corporation shall at any time or from time to time reduce the outstanding shares of Series A Preferred by combination or reverse stock split, the Series A Liquidation Preference then in effect immediately before the combination shall be proportionately increased. Any such adjustment pursuant to the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is paid.

(ii) Unless the holders of a majority of then outstanding shares of Series A Preferred otherwise elect, a Fundamental Transaction (as defined in Section 2(a)(iii)) shall be treated as a General Liquidation Event with respect to the Series A Preferred. If a Fundamental Transaction is treated as a General Liquidation Event with respect to the Series A Preferred, the respective holders of Series A Preferred shall have the right to receive, in connection with the closing of the Fundamental Transaction and upon surrender of such holder’s Series A Preferred certificate(s), duly endorsed, at the office of the corporation or of any transfer agent therefor, payment of the Series A Liquidation Preference and the other amounts specified in Section 2(d) (such payment to be in the form of the securities or other consideration issued or paid in the Fundamental Transaction) in lieu of receiving the consideration and other securities and property that it would otherwise receive in the Fundamental Transaction; provided, that if the Fundamental Transaction is treated as a General Liquidation Event with respect to the holders of (A) Series B Preferred, payment of the Series A Liquidation Preference shall be on a pari passu basis with the payment of the Series B Liquidation Preference and (B) Series C Preferred, payment of the Series A Liquidation Preference shall be expressly subject to, and conditional on, payment of the Series C Liquidation Preference in full. Upon payment of the Series A Liquidation Preference and the other amounts specified in Section 2(d) (or such amount thereof as may be payable as provided in Section 2(d)(iii)), each share of such Series A Preferred shall thereafter be deemed retired and no longer outstanding.

(d) Distribution of Remaining Liquidation Proceeds; Participation of Preferred Series.

(i) After payment in full of the Series C Liquidation Preference, the Series B Liquidation Preference and the Series A Liquidation Preference, the remaining net assets of the corporation shall next be distributed ratably per share to the holders of Common Stock and, if the Series C Liquidation Preference is paid pursuant to Section 2(a)(i), the Series B Liquidation Preference is paid pursuant to Section 2(b)(i) and/or the Series A Liquidation Preference is paid pursuant to Section 2(c)(i), each such Preferred Series, as if the holders of each such Preferred Series had converted their shares into Common Stock as provided in Section 4 immediately prior to the event resulting in the distributions under this Section 2.

(ii) For purposes of this Section 2, references to “the other amounts specified in Section 2(d)” shall mean the shares of stock or other securities or property (including cash) attributable in the Fundamental Transaction to, or to be received in connection with the Fundamental Transaction with respect to, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred, Series B Preferred or Series A Preferred, as the case may be, in accordance with Section 2(d)(i).

(iii) If upon any General Liquidation Event for Series C Preferred, the assets to be distributed to the holders of Series C Preferred shall be insufficient to permit the payment to such holders of the Series C Liquidation Preference, then all the net assets of the corporation available for distribution to its stockholders shall be distributed ratably (per share) to the holders of Series C Preferred. If upon any General Liquidation Event for Series B Preferred and Series A Preferred and after payment in full of the Series C Liquidation Preference, the assets to be distributed to the holders of Series B Preferred and Series A Preferred shall be insufficient to permit the payment to such holders of their respective Liquidation Preferences in full, then all of the remaining net assets of the corporation available for distribution to its stockholders shall be distributed ratably (per share) to the holders of Series B Preferred and Series A Preferred on a pari passu basis. In either such event, no amounts shall be distributed to the holders of Common Stock.

(e) Valuation of Securities. Any securities to be delivered pursuant to this Section 2 shall be valued as follows:

(i) For securities not subject to investment letter or other similar restrictions on free marketability covered by Section 2(e)(ii):

(A) If traded on a securities exchange, the value shall be deemed to be the closing price of the securities on such exchange on the third trading day prior to the payment date set forth in the Notice (as defined in Section 2(f));

(B) If actively traded over-the-counter, the value shall be deemed to be the closing bid or sale price (whichever is applicable) on the third trading day prior to the payment date set forth in the Notice; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a majority of the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability, other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate of the corporation, shall be to make an appropriate discount from the market value determined as provided in Sections 2(e)(i)(A), (B) or (C) to reflect the adjusted fair market value thereof, such discount to be determined in good faith by a majority of the Board.

(iii) In the event that the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred, considered together on an as-converted basis, or the holders of at least sixty-five percent (65%) of the outstanding shares of Series C Preferred (in any case, a “Disputing Party”) give prompt written notice to the corporation that they dispute the determination of the Board made pursuant to Section 2(e)(i)(C) or Section 2(e)(ii), a committee of the Board comprised of (A) at least one director who is not an employee of the corporation or a designee of a single holder, or a group of holders, of Series A Preferred, Series B Preferred or Series C Preferred, (B) at least one director who is a designee of a single holder, or a group of holders, of Series A Preferred or Series B Preferred and (C) at least one director who is a designee of a single holder, or a group of holders, of Series C Preferred shall select an investment banking firm or other expert of recognized standing which shall determine conclusively the fair market value (in the case of Section 2(e)(i)(C)) or the discount (in the case of Section 2(e)(ii)). The cost of such firm or expert shall be divided equally between the Disputing Party (jointly and severally), on the one hand, and the corporation, on the other hand.

(f) Notice. Written notice (the “Notice”) of any General Liquidation Event, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 4) terminate as to such shares (which shall be not less than five (5) days after the date of such Notice), shall be given not less than fifteen (15) days prior to the payment date stated therein, to holders of record of each of the Preferred Series and Common Stock.

3. Voting Rights.

(a) Generally.

(i) Except as otherwise expressly provided herein or as required by law, the holder of each then outstanding share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible on the appropriate record date and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock and the holders of all other Preferred Series as a single class and not as a separate voting group) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the corporation and applicable law. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder would be convertible) shall be rounded to the nearest whole number (with one-half being rounded upward).

(ii) Each holder of Common Stock shall be entitled to one vote per share of Common Stock owned by such holder.

(b) Series A Preferred Protective Covenants. From November 26, 2002 (the “Series C Original Issue Date”) until the earlier to occur of (i) a Qualified IPO (as defined in Section 4(b)) and (ii) the time that no shares of Series A Preferred remain outstanding, the corporation shall not, directly or indirectly, take any of the following actions without first obtaining the affirmative vote or the written approval of the holders of a majority of the then outstanding shares of Series A Preferred:

(i) only to the extent Section 3(d)(iii) does not apply, create, authorize, designate, reclassify, issue or sell any class or series of capital stock of the corporation, or rights, options, warrants or other securities convertible into or exercisable or exchangeable for any capital stock of the corporation, or any “phantom” equity or stock appreciation rights that rank as to payment of dividends, distribution of assets or redemption prior to or pari passu with the Series A Preferred or that in any manner materially adversely affect the terms, designations, powers, preferences or other rights of the holders of Series A Preferred (other than shares of Series C Preferred issued as of the

Series C Original Issue Date under the Purchase Agreement, as defined in Section 3(d)(vi));

(ii) alter or modify the terms, rights, preferences or privileges of the shares of the Series A Preferred; or increase the authorized number of shares of Series A Preferred;

(iii) amend this Second Amended and Restated Certificate of Incorporation or the bylaws of the corporation if such amendment would be materially adverse to the holders of Series A Preferred;

(iv) agree or otherwise commit to take any of the actions set forth in the foregoing Sections 3(b)(i)-(iii).

(c) Series B Preferred Protective Covenants. From the Series C Original Issue Date until the earlier to occur of (i) a Qualified IPO (as defined in Section 4(b)) and (ii) the time that no shares of Series B Preferred remain outstanding, the corporation shall not, directly or indirectly, take any of the following actions without first obtaining the affirmative vote or the written approval of the holders of at least two-thirds of the then outstanding shares of Series B Preferred:

(i) only to the extent Section 3(d)(iii) does not apply, create, authorize, designate, reclassify, issue or sell any class or series of capital stock of the corporation, or rights, options, warrants or other securities convertible into or exercisable or exchangeable for any capital stock of the corporation, or any “phantom” equity or stock appreciation rights that rank as to payment of dividends, distribution of assets or redemption prior to or pari passu with the Series B Preferred or that in any manner materially adversely affect the terms, designations, powers, preferences or other rights of the holders of Series B Preferred (other than shares of Series C Preferred issued as of the Series C Original Issue Date under the Purchase Agreement, as defined in Section 3(d)(vi));

(ii) alter or modify the terms, rights, preferences or privileges of the shares of the Series B Preferred; or increase the authorized number of shares of Series B Preferred;

(iii) amend this Second Amended and Restated Certificate of Incorporation or the bylaws of the corporation if such amendment would be materially adverse to the holders of Series B Preferred;

(iv) agree or otherwise commit to take any of the actions set forth in the foregoing Sections 3(c)(i)-(iii).

(d) Additional Series A Preferred and Series B Preferred Protective Covenants. From the Series C Original Issue Date until the earlier to occur of (i) a Qualified IPO (as defined in Section 4(b)) and (ii) the time that no shares of Series A Preferred or Series B

Preferred remain outstanding, the corporation shall not, directly or indirectly, take any of the following actions without first obtaining the affirmative vote or the written approval of the holders of a majority of the then outstanding shares of Series A Preferred and Series B Preferred, considered together on an as-converted basis:

(i) voluntarily effect a General Liquidation Event;

(ii) consummate a Fundamental Transaction;

(iii) create, authorize, designate, reclassify, issue or sell any class or series of capital stock of the corporation, or rights, options, warrants or other securities convertible into or exercisable or exchangeable for any capital stock of the corporation, or any “phantom” equity or stock appreciation rights that rank as to payment of dividends, distribution of assets or redemption prior to, or pari passu with, both the Series A Preferred and the Series B Preferred or that in any manner materially adversely affect the terms, designations, powers, preferences or other rights of both the holders of Series A Preferred and the holders of Series B Preferred (other than shares of Series C Preferred issued as of the Series C Original Issue Date under the Purchase Agreement, as defined in Section 3(d)(vi));

(iv) redeem, repurchase or otherwise acquire any outstanding shares of its capital stock or any other of its outstanding securities, except for (A) repurchases of shares pursuant to agreements entered into to evidence grants or awards under the corporation’s 2000 Equity Incentive Plan, as amended and as may be further amended (the “2000 Plan”), or any other stock option plan, stock purchase plan management incentive plan, consulting agreement or similar arrangement approved by the Board (together with the 2000 Plan, “Plans”), or (B) repurchases of shares permitted by the corporation’s Second Amended and Restated Stockholders Agreement dated as of the Series C Original Issue Date, as may be amended or restated (the “Stockholders Agreement”) or (C) redemptions pursuant to Section 6;

(v) create, incur, assume or suffer to exist any indebtedness of the corporation for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) other than trade payables and accrued expenses incurred in the ordinary course of business and other debt not in excess at any point in time of $2,500,000 in the aggregate;

(vi) enter into any material transactions with any “affiliate” or “associate” (as such terms are defined under Rule 12b-2 under the Exchange Act) of the corporation, except as (x) expressly permitted by this Second Amended and Restated Certificate of Incorporation, (y) contemplated by the Series C Convertible Preferred Stock Purchase Agreement dated as of the Series C Original Issue Date, as may be amended (the “Purchase Agreement”), or (z) approved by a majority of the members of the Board excluding, solely for this purpose, any directors who are affiliates or associates of such affiliate or associates of the corporation; or

(vii) agree or otherwise commit to take any of the actions set forth in the foregoing Sections 3(d)(i)-(v).

(e) Series C Preferred Protective Covenants. From the Series C Original Issue Date until the earlier to occur of (i) a Qualified IPO (as defined in Section 4(b)) and (ii) the time that no shares of Series C Preferred remain outstanding, (1) the Board shall not be comprised of more than eight (8) or fewer than seven (7) members and (2) the corporation shall not, directly or indirectly, take any of the following actions, in each case without first obtaining the affirmative vote or the written approval of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred:

(i) create, authorize, designate, reclassify, issue or sell any class or series of capital stock of the corporation, or rights, options, warrants or other securities convertible into or exercisable or exchangeable for any capital stock of the corporation, or any “phantom” equity or stock appreciation rights that rank as to payment of dividends, distribution of assets or redemption prior to or pari passu with the Series C Preferred or that in any manner materially adversely affect the terms, designations, powers, preferences or other rights of the holders of Series C Preferred (other than shares of Series C Preferred issued under the Purchase Agreement);

(ii) increase the authorized number of shares of Series C Preferred;

(iii) authorize, create or issue any capital stock of the corporation or securities exercisable or exchangeable for, or convertible into, capital stock of the corporation (collectively, “Company Equity”), except for Company Equity issued: (A) in connection with a joint venture, strategic alliance, licensing or other contractual arrangement with a third party that, together with all other issuances of Company Equity theretofore made in reliance on this Section 3(e)(iii)(A), represents (on a fully diluted, Common Stock equivalent basis) less than ten percent (10%) of the corporation’s outstanding capital stock (on a fully diluted, Common Stock equivalent basis) immediately following the sale (or, if more than one as contemplated by the Purchase Agreement, the last sale) of shares of Series C Preferred under the Purchase Agreement; (B) upon conversion of shares of any Preferred Series; (C) upon exercise of options or warrants (1) outstanding as of the Series C Original Issue Date or (2) if the approval contemplated by this Section 3(e)(iii) is either not required or obtained with respect to the issuance of such options or warrants, issued after the original Series C Original Issue Date; or (D) pursuant to a Plan;

(iv) consummate a Fundamental Transaction;

(v) redeem, repurchase or otherwise acquire any outstanding shares of its capital stock or any other of its outstanding securities, except for (A) repurchases of shares pursuant to agreements entered into to evidence grants or awards under Plans, or (B) repurchases of shares permitted by the Stockholders Agreement, or (C) redemptions pursuant to Section 6;

(vi) create, incur, assume or suffer to exist any indebtedness of the corporation for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) other than trade payables and accrued expenses incurred in the ordinary course of business and other debt not in excess at any point in time of $2,500,000 in the aggregate;

(vii) enter into any material transactions with any “affiliate” or “associate” (as such terms are defined under Rule 12b-2 under the Exchange Act) of the corporation, except as (x) expressly permitted by this Second Amended and Restated Certificate of Incorporation, (y) contemplated by the Purchase Agreement or (z) approved by a majority of the Board excluding, solely for this purpose, any directors who are affiliates or associates of such affiliate or associates of the corporation;

(viii) alter or modify the terms, rights, preferences or privileges of the shares of the Series C Preferred;

(ix) amend or waive any provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the corporation if such amendment or waiver would be adverse to the holders of Series C Preferred;

(x) agree or otherwise commit to take any of the actions set forth in the foregoing Sections 3(e)(i)-(ix).

(f) Quorum. Except as otherwise required by law, the presence in person or by proxy of the holders of at least fifty percent (50%) of the votes held by the outstanding shares of Common Stock and Preferred Stock, considered together on an as-converted basis, shall constitute a quorum, except that, in the case of matters voted on by a class or series of the corporation’s capital stock voting separately as a class or series, the presence in person or by proxy of the holders of a majority of the votes held by the outstanding shares of such class or series shall constitute a quorum.

4. Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series A Preferred may be converted shall be determined by dividing $4.65 (the “Series A Original Price”)

by the Series A Conversion Price in effect at the time of conversion. The Series A Conversion Price shall initially be equal to the Series A Original Price, but shall be subject to adjustment as provided pursuant to the other provisions of this Section 4.

(ii) Series B Preferred. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series B Preferred may be converted shall be determined by dividing $4.65 (the “Series B Original Price”) by the Series B Conversion Price in effect at the time of conversion. The Series B Conversion Price shall be: (A) initially equal to the Series B Original Price; (B) adjusted to $2.25 as of the Series C Original Issue Date only for those holders of Series B Preferred as of the Series C Original Issue Date that had not waived the adjustment to the Series B Conversion Price resulting from the issuance of Series C Preferred at the Series C Original Price; and (C) subject to adjustment pursuant to the other provisions of this Section 4.

(iii) Series C Preferred. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series C Preferred may be converted shall be determined by dividing $1.21 (the “Series C Original Price”) by the Series C Conversion Price in effect at the time of conversion. The Series C Conversion Price shall initially be equal to the initial Series C Original Price, but shall be subject to adjustment pursuant to the other provisions of this Section 4. The Series C Conversion Price, Series B Conversion Price and Series A Conversion Price are sometimes referred to hereinafter collectively as the “Conversion Prices” and each, individually, as a “Conversion Price.”

(b) Automatic Conversion. Each share of all the Preferred Series shall automatically be converted into shares of Common Stock in the manner provided for in Sections 4(a)(i), 4(a)(ii) and 4(a)(iii), respectively, immediately upon the closing of the sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “1933 Act”) (other than a registration relating solely to a transaction under Rule 145 under such Act or any successor rule thereto) in which (i) the public offering price per share of Common Stock equals or exceeds Three Dollars and 60/100 ($3.60) (subject to adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations occurring after the Series C Original Issue Date), and (ii) the gross proceeds to the corporation are not less than Fifty Million Dollars ($50,000,000) (a “Qualified IPO”) (before the deduction of expenses and before applying any underwriter’s discounts or commission).

(c) Mechanics of Voluntary Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustment for Stock Splits and Combinations. If the corporation shall at any time or from time to time after the Series C Original Issue Date (as defined in Section 3(b)) effect a subdivision of the outstanding shares of Common Stock (by stock split or otherwise), the respective Conversion Prices then in effect immediately before the subdivision shall be proportionately decreased; conversely, if the corporation shall at any time or from time to time after the Series C Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the respective Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the respective Conversion Prices then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the respective Conversion Prices then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the respective Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the respective Conversion Prices shall be adjusted pursuant to this Section 4(e) as of the time of actual payment of such dividends or distributions.

(f) Adjustments for Other Dividends and Distributions. In the event the corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(g) Adjustment for Reorganization, Reclassification or other Change. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(h) Mergers, etc. (i) In the event of a share exchange, consolidation, merger or other similar transaction in which (A) the corporation is a party and (B) the Series C Preferred, Series B Preferred or Series A Preferred is not canceled, exchanged, converted, redeemed or otherwise retired, then provision shall be made so that the holders of Series C Preferred, Series B Preferred and Series A Preferred, as the case may be, shall thereafter be entitled to receive, upon conversion thereof, the number of shares of stock or other securities or property of the corporation to which a holder of that number of shares of Common Stock deliverable upon conversion thereof would have been entitled on such share exchange, consolidation, merger or other similar transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the share exchange, consolidation, merger or other similar transaction to the end that the provisions of this Section 4 (including adjustment of the respective Conversion Prices then in effect and the number of shares into which such Preferred Stock is convertible) shall be applicable after that event as nearly equivalent as may be practicable.

(i) Sale of Shares Below Conversion Price.

(i) Unless waived as provided in Section 4(i)(vii), if at any time or from time to time after the Series C Original Issue Date, the corporation shall issue or sell Additional Shares of Common Stock (as defined in Section 4(j)), other than as a dividend as provided in Section 4(e), and other than upon a subdivision or combination of shares of Common Stock as provided in Section 4(d), for a consideration per share less than the then existing Series C Conversion Price, then and in each case the Series C Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined as follows: the new Series C Conversion Price shall be determined by multiplying the old Series C Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock into which the outstanding shares of Series C Preferred immediately prior to such issue or sale are convertible based on the old Series C Conversion Price plus (2) the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price, and (B) the denominator of which shall be (1) the number of shares of Common Stock into which the outstanding shares of Series C Preferred immediately prior to such issue or sale are convertible based on the old Series C Conversion Price plus (2) the number of such Additional Shares of Common Stock so issued.

(ii) Unless waived as provided in Section 4(i)(vii), if at any time or from time to time after the Series C Original Issue Date, the corporation shall issue or sell Additional Shares of Common Stock (as defined in Section 4(j)), other than as a dividend as provided in Section 4(e), and other than upon a subdivision or combination of shares of Common Stock as provided in Section 4(d), for a consideration per share less than the then existing Series B Conversion Price, then and in each case the Series B Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined as follows: the new Series B Conversion Price shall be determined by multiplying the old Series B Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock (on a fully diluted, Common Stock equivalent basis) outstanding immediately prior to such issue or sale plus (2) the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, and (B) the denominator of which shall be (1) the number of shares of Common Stock (on a fully diluted, Common Stock equivalent basis) outstanding immediately prior to such issue or sale plus (2) the number of such Additional Shares of Common Stock so issued.

(iii) Unless waived as provided in Section 4(i)(vii), if at any time or from time to time after the Series C Original Issue Date, the corporation shall issue or sell Additional Shares of Common Stock (as defined in Section 4(j)), other than as a dividend as provided in Section 4(e), and other than upon a subdivision or combination of shares of Common Stock as provided in Section 4(d), for a consideration per share less than the then existing Series B Conversion Price, then and in each case the Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined as follows: the new Series A Conversion Price shall be determined by multiplying the old Series A Conversion Price by a fraction the numerator of which shall be (A) the Series B Conversion Price, as adjusted after giving effect to such issuance or sale of Additional Shares of Common Stock, and (B) the denominator of which shall be the Series B Conversion Price immediately before giving effect to such issuance or sale of Additional Shares of Common Stock. As used in the preceding sentence “Series B Conversion Price” refers to the Series B Conversion Price applicable to those holders of Series B Preferred as of the Series C Original Issue Date that had not waived the adjustment to the Series B Conversion Price resulting from the issuance of Series C Preferred at the Series C Original Price.

(iv) For the purpose of the adjustments provided in Sections 4(i)(i), 4(i)(ii) and 4(i)(iii), the consideration received by the corporation for any issue or sale of securities shall:

(A) to the extent it consists of cash, be computed at the net amount of cash received by the corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the corporation in connection with such issue or sale;

(B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by a majority of the Board; and

(C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(v) For the purpose of the adjustments provided in Sections 4(i)(i), 4(i)(ii) and 4(i)(iii), if at any time or from time to time, the corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as “Convertible Securities”), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as the case may be, the corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof (determined as set forth in the instrument(s) relating thereto, but without regard to any provision contained therein designed to protect against dilution) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the corporation upon exercise or conversion of such options or rights (determined as set forth in the instrument(s) relating thereto, but without regard to any provision contained therein designed to protect against dilution). For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the existing Series C Conversion Price, Series B Conversion Price or Series A Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the existing Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as the case may be, adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the existing Series C Conversion Price, Series B Conversion Price or Series A Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options, or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such rights and options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the corporation on the conversion of such Convertible Securities.

(vi) For the purpose of the adjustments provided for in Sections 4(i)(i), 4(i)(ii) and 4(i)(iii), if at any time or from time to time, the corporation shall issue any rights or options for the purchase of Convertible Securities, then in each such case, if the Effective Price thereof is less than then existing Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as the case may be, the corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options (determined as set forth in the instrument(s) relating thereto, but without regard to any provision contained therein designed to protect against dilution) and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the corporation upon the conversion of such Convertible Securities (in each case determined as set forth in the instrument(s) relating thereto, but without regard to any provision contained therein designed to protect against dilution). For the purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Series C Conversion Price, Series B Conversion Price or Series A Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

The provisions of Section 4(i)(v) for the readjustment of the Series C Conversion Price, Series B Conversion Price and Series A Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this Section 4(i)(vi).

(vii) Notwithstanding anything in this Section 4(i) to the contrary, the operation of, and any adjustment of the Series C Conversion Price, Series B Conversion Price and/or the Series A Conversion Price pursuant to this Section 4(i) may be waived with respect to any one or more of the Preferred Series, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by (A) in the case of Series C Preferred, the holders of at least 65% of the then outstanding shares of Series C Preferred, (B) in the case of Series B Preferred, the holders of a majority of the then outstanding shares of Series B Preferred or (C) in the case of Series A Preferred, the holders of a majority of the then outstanding shares of such Series A Preferred. Any waiver pursuant to this Section 4(i)(vii) shall bind all future holders of shares of the Preferred Series for which such rights have been waived.

Effective only for the period ending on the Series C Original Issue Date, notwithstanding anything in this Section 4(i) to the contrary, the operation of, and any adjustment of the Series B Conversion Price and/or the Series A Conversion Price pursuant to, this Section 4(i) may be waived with respect to any specific share or shares of Series B Preferred Stock and/or Series A Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the record holder of such shares, including without limitation the corporation’s Investor Rights Agreement dated as of August 22, 2000, as may be amended or restated. Any waiver pursuant to this paragraph shall bind all future holders of such shares of Series B Preferred Stock and/or Series A Preferred Stock, as the case may be, for which such rights have been waived. In the event that a waiver of adjustment of the Series B Conversion Price and/or the Series A Conversion Price under this paragraph results in different Conversion Prices for shares of Series B Preferred Stock and/or shares of Series A Preferred Stock, the Secretary of the corporation shall maintain a written ledger identifying the applicable Conversion Price for each such share, which ledger shall be available upon request. If different shares of Series B Preferred Stock and/or different shares of Series A Preferred Stock have different Conversion Prices as a result of application of this paragraph, the Conversion Price for triggering any future adjustment of the Conversion Price for the Series B Preferred Stock and/or Series A Preferred Stock, as the case may be, that have not waived such adjustment shall be the lowest Conversion Price in effect with respect to such shares of Series B Preferred Stock and/or Series A Preferred Stock, as the case may be.

(j) Definition. The term “Additional Shares of Common Stock” as used herein shall mean all shares of Common Stock issued or deemed issued by the corporation after the Series C Original Issue Date, whether or not subsequently reacquired or retired by the corporation, other than (i) for purposes of Section 4(i)(iii) only, shares of Series C Preferred issued as provided in the Purchase Agreement, (ii) shares of Common Stock issued as a stock dividend or in a stock split subdivision, recapitalization and the like, (iii) shares of Common Stock issuable upon conversion of the Preferred Stock, (iv) 1,612,903 shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions, combinations and the like), issuable to R.J. Reynolds Tobacco Holdings, Inc. (“RJRH”) upon exercise of the Warrant to Purchase Common Stock dated as of August 22, 2000 originally issued by the corporation to RJRH’s affiliate, (v) up to 5,467,792 shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions, combinations and the like and as adjusted to reflect an increase in the number of shares subject to the 2000 Plan pursuant to any validly effected amendment thereto) issuable after the Series C Original Issue Date to employees, officers, directors, consultants or other persons performing services for or on behalf of the corporation (if so issued solely because of any such person’s status as an officer, director, employee, consultant or other person performing services for or on behalf of the corporation and not as part of any offering of the corporation’s securities) pursuant to any Plan, (vi) securities issued in consideration of the acquisition by the corporation of the assets, capital stock or other equity interests of another entity (and any securities issued upon conversion or exercise thereof), and (vii) securities issued in connection with a joint venture, strategic alliance or licensing or other contractual arrangement with a third party (A) the issuance of which does not require the approval contemplated by Section 3(e)(iii) or (B) with (x) the consent contemplated by Section 3(e)(iii) and (y) the affirmative vote or written approval of the holders of a majority of the then outstanding shares of Series A Preferred and Series B Preferred, considered together on an as-converted basis (and, in either case, any securities issued upon conversion or exercise thereof).

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the respective Conversion Prices for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the corporation shall cause its Chief Financial Officer to compute, or, at the request of the holders of a majority of the shares of Preferred Stock (on an as-converted to Common Stock prior to such adjustment or readjustment basis), shall cause independent certified public accountants of recognized standing elected by the corporation (who may be the independent certified public accountants then auditing the books of the corporation) to compute, at the corporation’s expense, such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) the consideration received or to be received by the corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, if applicable to such adjustment, (ii) the Conversion Prices at the time in effect for each such series of the Preferred Stock, and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(l) Notice of Certain Events. In the event of (i) any taking by the corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the corporation or (iii) any Fundamental Transaction, the corporation shall give notice to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (in the case of (i) and (ii)) or at least fifteen (15) days prior to the expected effective date thereof (in the case of (iii)), specifying, to the extent applicable, (A) the date on which any such record is to be taken for the purpose of such dividend or distribution, (B) the date on which any such reclassification, recapitalization or Fundamental Transaction is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reclassification, recapitalization or Fundamental Transaction; provided, that such notice may be waived by the holders of at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred and the holders of a majority of the then outstanding shares of Series B Preferred and Series A Preferred, considered together on an as-converted basis.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the corporation’s Common Stock on the date of conversion, as determined in good faith by a majority of the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(n) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price, including without limitation using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation.

(o) Reserved.

(p) Payment of Taxes. The corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of the Preferred Stock.

(q) No Impairment. The corporation shall not, by amendment of this Second Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

5. No Preemptive Rights. Except as otherwise provided in any valid agreement between the corporation and one or more of its stockholders (including, without limitation, the Second Amended and Restated Investor Rights Agreement among the corporation and certain of its stockholders, as may be amended or restated from time to time), the holders of Common Stock and Preferred Stock shall not have (solely by reason of the ownership of such stock) any rights to acquire shares of capital stock of the corporation (whether now authorized or not), which the corporation may, from time to time, propose to sell and issue, including without limitation rights, options or warrants to purchase capital stock, or securities of any type whatsoever that are, or may become, convertible into capital stock.

6. Mandatory Redemption.

(a) Redemption Election.

(i) So long as any Series C Preferred shall be outstanding, the corporation shall, at the written election (a “Series C Mandatory Redemption Election”) of the holders of at least sixty-five percent (65%) of the outstanding shares of Series C Preferred at any time or from time to time after the sixth anniversary of the Series C Original Issue Date, redeem for cash at the Series C Mandatory Redemption Price (as hereinafter defined) all of the outstanding shares of Series C Preferred within sixty (60) days after receipt of such written election (the “Series C Mandatory Redemption Date”).

(ii) So long as any Series A Preferred or Series B Preferred shall be outstanding, the corporation shall, at the written election (a “Series A/B Mandatory Redemption Election and, together with a Series C Mandatory Redemption Election, a “Redemption Election”) of the holders of a majority of the outstanding shares of Series A Preferred, or at the written election of the holders of a majority of the outstanding shares of Series B Preferred, at any time or from time to time after the later of (i) August 22, 2005 or (ii) the date on which no shares of Series C Preferred remain outstanding, redeem for cash at the Series A/B Mandatory Redemption Price (as hereinafter defined) the number of shares of Series A Preferred or Series B

Preferred, as the case may be, elected to be redeemed within sixty (60) days after receipt of such written election (each a “Series A/B Mandatory Redemption Date” and, together with any Series C Redemption Date, a “Redemption Date”).

(b) Mandatory Redemption Price.

(i) The Series C Mandatory Redemption Price for each share of Series C Preferred shall be an amount in cash equal to the Series C Original Price (subject to adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations) plus any previously declared or accumulated but unpaid dividends thereon, including without limitation the accrued but unpaid Series C Dividend (the “Series C Mandatory Redemption Price”).

(ii) The Series A/B Mandatory Redemption Price for each share of Series A Preferred or Series B Preferred shall be an amount in cash equal to $4.65 (subject to adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations) plus (i) any previously declared or accumulated but unpaid dividends thereon and (ii) an amount equal to $0.081375 (subject to adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations) multiplied by the number of complete three-month periods that have elapsed from the date such share was originally issued to the Series A/B Mandatory Redemption Date (plus a prorated amount attributable to the period from the most recently completed three-month period to the Series A/B Mandatory Redemption Date) (the “Series A/B Mandatory Redemption Price” and, together with the Series C Mandatory Redemption Price, the “Redemption Price”).

(c) Payment of Series A/B Mandatory Redemption Price. Notwithstanding anything in this Section 6 to the contrary, upon a Series A/B Mandatory Redemption Election pursuant to Section 6(a)(ii), the corporation may pay the aggregate Series A/B Mandatory Redemption Price as follows: (i) 33 1/3% in cash at the applicable Series A/B Mandatory Redemption Date and (ii) the remainder by execution and delivery of promissory notes that provide for (A) equal principal installments on each of the next two (2) successive annual anniversaries of the applicable Series A/B Mandatory Redemption Date (each an “Anniversary Date”), with the first installment payable on the first such Anniversary Date, (B) interest payable at the Prime Rate as of such Anniversary Date (as reported in the Wall Street Journal – Eastern Edition) and (C) the right at any time and from time to time to prepay all or any part of the remaining Series A/B Mandatory Redemption Price together with interest accrued thereon, without penalty. Compliance with this Section 6(c) shall constitute payment in full of the Series A/B Mandatory Redemption Price.

(d) Notice of Redemption. Not less than twenty (20) days prior to each Mandatory Redemption Date, written notice (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of shares of Series A Preferred and Series B Preferred to be redeemed (in the case of a Series A/B Mandatory Redemption Election) and to each holder of record of shares of Series C Preferred (in the case of a Series C Mandatory Redemption

Election) at its post office address last shown on the records of the corporation. The Redemption Notice shall state:

(i) the total number of shares of each Preferred Series subject to the Redemption Election;

(ii) the number of shares of each Preferred Series held by the holder that the corporation intends to redeem;

(iii) the applicable Redemption Date and the Redemption Price and, if permitted, whether the corporation intends to pay as provided in Section 6(c);

(iv) the date upon which the holder’s Conversion Rights as to such Preferred Stock terminate; and

(v) that the holder is to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares of each Preferred Series to be redeemed.

(e) Surrender of Certificates. On or before each Redemption Date, each holder of shares of Preferred Series to be redeemed, unless such holder has exercised his right to convert the shares as provided in Section 4, shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If a holder fails to surrender its certificate or certificates within sixty (60) days after the Redemption Date, such holder shall thereafter have no right to the Redemption Price. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(f) Effect of Payment. If the Redemption Notice shall have been duly given, and if, on such Redemption Date, the Redemption Price shall have been paid (including, if permitted, payment as provided in Section 6(c)), then, notwithstanding that the certificates evidencing any of the shares of the Preferred Series so called for redemption shall not have been surrendered, all rights with respect to such shares thereafter shall terminate.

(g) Insufficient Funds. In the event that (i) there are insufficient funds legally available to pay in full the Redemption Price for shares of Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, and (ii) if permitted, the corporation does not pay the applicable Redemption Price as provided in Section 6(c), at any time thereafter when additional funds of the corporation become legally available, such funds will be used as soon as practicable thereafter to redeem the balance of the shares that the corporation has become obligated to redeem but that it has not redeemed. This Section 6(g) shall not limit or otherwise affect any right or remedy available to any holder of shares that the corporation has become obligated to redeem but that it has not redeemed.

7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as shares of Preferred Stock. All such shares shall be canceled and shall not be held as treasury shares.

8. Notices. Except to the extent otherwise expressly provided herein, all notices (including, without limitation, any Notice under Section 2(f)) required hereunder, whether to the holders of Preferred Stock or Common Stock or to the corporation, shall be deemed given or submitted: (i) when personally delivered to the recipient (if to the corporation, to the Chief Executive Officer); (ii) three (3) business days after such notice is sent by certified or registered mail, return receipt requested, postage prepaid (if to a stockholder, addressed to such stockholder at its record address appearing on the books of the corporation and, if to the corporation, addressed to the corporation at its principal offices to the attention of the Chief Executive Officer); or (iii) the next business day after deposit with a nationally recognized overnight courier or messenger for delivery at the applicable address referenced in clause (ii).

FIFTH: The corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.	The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of directors need be by written ballot.

2.	After the original or other Bylaws of the corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this Second Amended and Restated Certificate of Incorporation.

3.	Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Second Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: From time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may be amended, altered, or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and consistent with the terms of this Second Amended and Restated Certificate of Incorporation. All rights conferred upon stockholders of the corporation by this Second Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGACEPT, INC.

TARGACEPT, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

1. That the Board of Directors of the Company has duly adopted the following resolution:

RESOLVED, that the Board hereby declares it advisable and in the best interest of the Corporation to amend its Second Amended and Restated Certificate of Incorporation (the “Charter”) by (collectively, the “Amendment”):

(a) deleting the first paragraph of Article FOURTH, Section A of the Charter in its entirety and replacing it with the following (leaving the second paragraph unchanged):

“A. The number of shares that the corporation is authorized to issue is One Hundred Forty-Five Million, Seven Hundred Thirty-Six Thousand, Seven Hundred and Five (145,736,705), of which: (1) Eighty-Five Million (85,000,000) shares shall be designated as Common Stock, $0.001 par value per share (“Common Stock”); and (2) Sixty Million, Seven Hundred Thirty-Six Thousand, Seven Hundred and Five (60,736,705) shares shall be designated as Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the Preferred Stock, (i) Five Million (5,000,000) shares shall be designated Series A Convertible Preferred Stock (“Series A Preferred”), (ii) Six Million, Five Hundred Sixty-Seven Thousand, Five Hundred Sixty-Seven (6,567,567) shares shall be designated Series B Convertible Preferred Stock (“Series B Preferred”) and (iii) Forty-Nine Million, One Hundred Sixty-Nine Thousand, One Hundred and Thirty-Eight (49,169,138) shares shall be designated Series C Convertible Preferred Stock (“Series C Preferred”). Each of Series A Preferred, Series B Preferred and Series C Preferred may be referred to herein individually as a “Preferred Series”; and

1

(b) deleting Article FOURTH, Section B.4.(a) of the Charter in its entirety and replacing it with the following:

“(a) Right to Convert.

(i) Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series A Preferred may be converted shall be determined by dividing $4.65 (the “Series A Original Price”) by the Series A Conversion Price in effect at the time of conversion. The Series A Conversion Price shall be initially and as of March 14, 2003 equal to the Series A Original Price, and shall be subject to adjustment as provided pursuant to the other provisions of this Section 4.

(ii) Series B Preferred. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series B Preferred may be converted shall be determined by dividing $4.65 (the “Series B Original Price”) by the Series B Conversion Price in effect at the time of conversion. The Series B Conversion Price shall be: (A) initially equal to the Series B Original Price; (B) adjusted to $1.95 as of March 14, 2003 only for those holders of Series B Preferred as of the Series C Original Issue Date that had not waived adjustments to the Series B Conversion Price resulting from the issuance of Series C Preferred at the Series C Original Price; and (C) subject to adjustment pursuant to the other provisions of this Section 4.

(iii) Series C Preferred. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (but prior to the date that Conversion Rights terminate as set forth in the Notice issued pursuant to Section 2(f), if any), at the office of the corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series C Preferred may be converted shall be determined by dividing $1.21 (the “Series C Original Price”) by the Series C Conversion Price in effect at the time of conversion. The Series C Conversion Price shall be, as of March 14, 2003, equal to $1.12, and shall be subject to adjustment pursuant to the other provisions of this Section 4. The

2

Series C Conversion Price, Series B Conversion Price and Series A Conversion Price are sometimes referred to hereinafter collectively as the “Conversion Prices” and each, individually, as a “Conversion Price.”“; and

(c) deleting “old” each time it appears in Article FOURTH, Sections B.4.(i)(i), (ii) and (iii) and replacing it with “then-existing”; and

(d) deleting the last sentence of Article FOURTH, Section B.4.(i)(iii) in its entirety and replacing it with the following:

“As used in the preceding sentence “Series B Conversion Price” refers to the current Series B Conversion Price applicable to holders of Series B Preferred as of the Series C Original Issue Date that had not previously waived the adjustment to the Series B Conversion Price resulting from the issuance of Series C Preferred at the Series C Original Price.”

2. That the aforementioned Amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242(b) of the General Corporation Law of the State of Delaware.

3. That the capital of the Company will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, TARGACEPT, INC., has caused this Certificate of Amendment to be executed by J. Donald deBethizy, its President and Chief Executive Officer, and to be attested to by Alan A. Musso, its Chief Financial Officer and Secretary, this 14th day of March 2003.

TARGACEPT, INC.

By:	/s/ Alan A. Musso

Alan A. Musso Vice President, Chief Financial Officer, and Secretary

ATTEST:

/s/ Mauri K. Hodges

Mauri K. Hodges Assistant Secretary

3